EXHIBIT 99.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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In re:                              :           Chapter 11
                                    :
CITYSCAPE FINANCIAL CORP.,          :           Case Nos. 98-B-22569 (ASH)
and CITYSCAPE CORP.,                :           and 98-B-22570 (ASH)
                                    :           Jointly Administered
                  Debtors.          :
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                                  FINAL DECREE

         Upon the application (the "Application") of Cityscape Financial Corp. (now known as AMC Financial, Inc.) and Cityscape Corp., the debtors in the above-captioned cases (the "Debtors"), by their counsel, Latham & Watkins, for a final decree pursuant to section 350 of title 11 of the United States Code, Rule 3022 of the Federal Rules of Bankruptcy Procedure and Rule 3022-1 of the Local Bankruptcy Rules for the United States Bankruptcy Court for the Southern District of New York; and notice of the Application having been given to (i) the Office of the United States Trustee for the Southern District of New York, (ii) the attorneys for the Unofficial Senior Noteholders Committee, (iii) the attorneys for the Unofficial Subordinated Debentureholders Committee, (iv) the attorneys for Norwest Bank Minnesota, N.A., as indenture trustee, (v) the attorneys for the Chase Manhattan Bank N.A., as indenture trustee, (vi) the attorneys for the CIT Group/Business Credit, Inc., (vii) the attorneys for Greenwich Capital Financial Products, Inc., (viii) the attorneys for Nomura Securities International, Inc., (ix) the attorneys for Elliot Associates, L.P. and Westgate International, Inc., (x) the Debtors twenty largest unsecured creditors (on a consolidated basis), and (xi) any other party who has filed a notice of appearance in these cases; and no objection to the relief requested in the Application having been filed; and it appearing that the Debtors_ First Amended Joint Plan of Reorganization (the "Plan") was confirmed by this Court by order dated June 10, 1999 (the Confirmation Order); and it appearing

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that no other or further notice of the Application need be given; and after due deliberation and sufficient cause appearing therefore; it is hereby ORDERED that the Debtors chapter 11 cases are hereby closed and that a final decree is hereby granted for each of the Debtors bankruptcy cases.

Date: May 4, 2000


                                    /s/ ADLAI S. HARDIN, JR.
                                    ------------------------
                                    HONORABLE ADLAI S. HARDIN, JR.
                                    UNITED STATES BANKRUPTCY JUDGE